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                                                                    EXHIBIT 99.3

                           PEABODY ENERGY CORPORATION

                               OFFER TO EXCHANGE
                                      ITS
                          6 7/8% SENIOR NOTES DUE 2013
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                       FOR ANY AND ALL OF ITS OUTSTANDING
                          6 7/8% SENIOR NOTES DUE 2013

                                                                          , 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We are enclosing herewith an offer by Peabody Energy Corporation (the "Company"), to exchange the Company's new 6 7/8% Senior Notes due 2013 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for any and all of the Company's outstanding 6 7/8% Senior Notes due 2013 (the "Restricted Notes"), upon the terms and subject to the conditions set forth in the accompanying Prospectus, dated
          , 2003 (as the same amended and supplemented from time to time, the "Prospectus"), and related Letter of Transmittal (which together with the Prospectus constitutes the "Exchange Offer").

     The Exchange Offer provides a procedure for holders to tender the Restricted Notes by means of guaranteed delivery.

     Your prompt action is requested. The Exchange Offer will expire at
midnight, New York City time, on           , 2003, unless extended (the
"Expiration Date"). Tendered Restricted Notes may be withdrawn at any time prior to midnight, New York City time, on the Expiration Date, if such Restricted Notes have not previously been accepted for exchange pursuant to the Exchange Offer.

     Based on an interpretation by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "SEC") as set forth in certain interpretative letters addressed to third parties in other transactions, Exchange Notes issued pursuant to the Exchange Offer in exchange for Restricted Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or a "broker" or "dealer" registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. See "Shearman & Sterling," SEC No-Action Letter (available July 2, 1993), "Morgan Stanley & Co., Inc.," SEC No-Action Letter (available June 5, 1991) and "Exxon Capital Holding Corporation," SEC No-Action Letter (available May 13, 1988). Accordingly, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of those Exchange Notes.

     The Exchange Offer is not conditioned on any minimum aggregate principal amount of Restricted Notes being tendered, except that Restricted Notes may be tendered only in an aggregate principal amount of $1,000 and integral multiples of $1,000 in excess thereof.

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange any Exchange Notes for, any Restricted Notes and may terminate the Exchange Offer (whether or not any Restricted Notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under "The Exchange Offer -- Certain Conditions to the Exchange Offer" have occurred or exist or have not been satisfied.
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     We are requesting that you contact your clients from whom you hold
Restricted Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Restricted Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  A Prospectus, dated           , 2003.

          2. A Letter of Transmittal for your use and for the information of your clients.

          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if the procedure for book-entry transfer cannot be completed on a timely basis or if certificates for Restricted Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined above).

          4. A printed form of letter which may be sent to your clients for whose accounts you hold Restricted Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 of the Internal Revenue Service (included in the Letter of Transmittal after the instructions thereto).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

     The Company will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Restricted Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Restricted Notes to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

     To participate in the Exchange Offer, certificates for Restricted Notes, or a timely confirmation of a book-entry transfer of such Restricted Notes into the Exchange Agent's account at The Depositary Trust Company, together with a duly executed and properly completed Letter of Transmittal of facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Letter of Transmittal and the Prospectus.

     If holders of the Restricted Notes wish to tender, but it is impracticable for them to forward their Restricted Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer -- Guaranteed Delivery Procedures" and the Letter of Transmittal.

     Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at the following telephone number: (800) 934-6802.

                                         Very truly yours,

                                         Peabody Energy Corporation

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY, THE EXCHANGE AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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